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                                                                    EXHIBIT 6.9

                               FIRST AMENDMENT TO
                          LOAN RESTRUCTURING AGREEMENT

     THIS FIRST AMENDMENT TO LOAN RESTRUCTURING AGREEMENT (this "Agreement") is made as of the 18th day of November, 1998, by and among the MACTARNAHAN LIMITED PARTNERSHIP, an Oregon limited partnership ("Lender"), HARMER MILL & LOGGING SUPPLY CO., an Oregon corporation ("Guarantor") and PORTLAND BREWING COMPANY, an Oregon corporation ("Borrower").

RECITALS.

     A. Lender, Guarantor and Borrower are parties a Loan Restructuring Agreement of even date herewith (the "Loan Agreement"), pursuant to which, among other things, Borrower has executed and delivered to Lender Borrower's $2,100,000 promissory note and Borrower has executed and delivered to Guarantor Borrower's reimbursement agreement. Terms with initial capitals, if not otherwise defined herein, shall have the meanings given them in the Loan Agreement.

     B. By a Voting Agreement of even date herewith, certain of the shareholders of the Borrower have agreed to vote their shares in accordance with instructions given by a representative of Lender and Guarantor (the "Voting Agreement"). As used in this Agreement, the term "MacTarnahan Parties" shall have the meaning given it in the Voting Agreement, and the term "Voting Stock" shall mean, at any given time, the issued voting capital stock of Borrower outstanding at such time. Giving effect to the Voting Agreement, the MacTarnahan Parties have the right to vote in excess of fifty percent (50%) of the issued an outstanding voting capital stock (the "Voting Stock") in Borrower.

     C. The parties desire to amend the Loan Agreement to provide that an Event of Default shall exist thereunder if the MacTarnahans no longer have such voting control.

AGREEMENT.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree:

     1. EVENTS OF DEFAULT. Section 8 of the Loan Agreement is hereby amended to add the following as an additional event constituting an Event of the Default thereunder: If at any time the MacTarnahan parties have the right to vote (including, without limitation, by reason of Voting Stock ownership or by reason of voting rights enjoyed under the Voting Agreement) fifty percent (50%) or less of all Voting Stock.

     2. NOTE AND REIMBURSEMENT AGREEMENT. References in the Note and Reimbursement Agreement to the Loan Agreement shall mean the Loan Agreement as the same has been amended hereby.

     3. RATIFICATION. Except as amended hereby, the Loan Agreement, Note and Reimbursement Agreement are ratified and confirmed in all respects.

     In witness whereby, the parties have executed this Agreement by and through their duly authorized officers as of the date and year first written above.

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                    MACTARNAHAN LIMITED PARTNERSHIP,
                    an Oregon limited partnership

                    By: Harmer Mill & Logging Supply Co., dba Harmer Company, its general partner

                         By:  /s/ Robert M. MacTarnahan
                             -----------------------------
                         Name: Robert M. MacTarnahan
                         Title:   President


                    HARMER MILL & LOGGING SUPPLY CO.,
                    an Oregon corporation

                    By:    Robert S. MacTarnahan
                    Title: President


                    PORTLAND BREWING COMPANY,
                    an Oregon corporation

                    By: /s/ Charles A. Adams
                       -----------------------------
                    Name: Charles A. Adams
                    Title:   President